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EXHIBIT 11.1

Computation of Proforma Net Loss Per Share




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                         Triangle Pharmaceuticals, Inc.
                          (A Development Stage Company)

      Computation of Net Loss Per Share and Pro Forma Net Loss Per Share
                                  (Unaudited)


                                            Three Months        Three Months
                                               Ended               Ended
                                          March 31, 1996(1)   March 31, 1997(2)
                                          -----------------   -----------------
Historical weighted average shares
 outstanding............................             --          17,580,032

Pro forma historical weighted average
 shares outstanding.....................      4,097,333                  --

Series A preferred stock, convertible
 to Common Stock at consummation of
 the initial public offering............      5,231,671                  --

Series B preferred stock, convertible
 to Common Stock at consummation of
 the initial public offering............      3,706,234                  --

Common stock equivalents for preferred
 stock warrants outstanding.............        146,000                  --

Common stock equivalents for options
 outstanding............................      1,096,260                  --
                                             ----------         -----------

Shares used in computing pro forma
 net loss per share.....................     14,277,498          17,580,032
                                             ----------         -----------
                                             ----------         -----------

Net Loss................................      ($795,622)        ($3,544,052)
                                             ----------         -----------
                                             ----------         -----------

Pro forma loss per share................         ($0.06)             ($0.20)
                                             ----------         -----------
                                             ----------         -----------

(1) Weighted average common stock outstanding during the period including all common stock issued at prices below the public offering price during the twelve month period preceding the offering as if it was outstanding at inception (July 12, 1995). Issuance of convertible preferred stock, preferred stock warrants and common stock options at prices below the public offering price during the twelve month period preceding the offering have been included as common stock equivalent as if they had been issued as common stock as of July 12, 1995.

(2) The weighted average shares outstanding used in the calculation of net loss per share do not include common stock equivalents because they have the effect of reducing net loss per share.

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